Exhibit (b)(ii)

LIMITED GUARANTEE

This LIMITED GUARANTEE, dated as of June 6, 2024 (this “Limited Guarantee”), by each of Bain Capital Fund XIII, L.P., a Delaware limited partnership, and Bain Capital Fund (Lux) XIII, SCSp, a special limited partnership organized and established under the laws of Grand Duchy of Luxembourg (each individually, a “Guarantor”, and collectively, the “Guarantors”), in favor of PowerSchool Holdings, Inc., a Delaware corporation (the “Guaranteed Party”). Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the Merger Agreement (as defined below).

1. Guarantee. To induce the Guaranteed Party to enter into the Agreement and Plan of Merger, dated as of the date hereof, by and among the Guaranteed Party, BCPE Polymath Buyer, Inc., a Delaware corporation (“Parent”), and BCPE Polymath Merger Sub, Inc., a Delaware corporation (“Merger Sub”) (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), the Guarantors, intending to be legally bound, each hereby expressly, absolutely, irrevocably and unconditionally guarantees (as a primary obligor and not merely as surety) to the Guaranteed Party, severally (and not jointly and severally), on the terms and conditions set forth herein, subject to each Guarantor’s respective Cap (as defined below), the due and punctual payment, observance, performance and discharge of its Pro Rata Percentage (as defined below) of (a) each of (i) the Parent Termination Fee if, as and when the Parent Termination Fee becomes payable by Parent to the Guaranteed Party under Section 8.3(c) of the Merger Agreement and (ii) any Enforcement Expenses incurred by the Guaranteed Party in accordance with Section 8.3(f) of the Merger Agreement, and (b) any Reimbursement Obligations owed to the Guaranteed Party pursuant to Section 6.6(f) or Section 6.6(g) of the Merger Agreement (provided that such Reimbursement Obligations shall not exceed $2,000,000), in each case, if, as and when such obligations become payable under the Merger Agreement (the obligations set forth in the foregoing clauses (a) and (b), the “Guaranteed Obligations”); provided, that, notwithstanding anything in this Limited Guarantee to the contrary, in no event shall each Guarantor’s aggregate liability for the Guaranteed Obligations exceed its Pro Rata Percentage of $273,800,000 (the “Cap”), and this Limited Guarantee may not be enforced against any Guarantor without giving effect to the applicable Guarantor’s Pro Rata Percentage of the Cap (and to the provisions of Sections 7 and 8 hereof). This Limited Guarantee may be enforced only for the payment of money by each Guarantor up to each applicable Guarantor’s Pro Rata Percentage of the Guaranteed Obligations (up to such Guarantor’s Pro Rata Percentage of the Cap), and the Guarantors shall not have any obligation or liability to any Person relating to, arising out of or in connection with this Limited Guarantee, the Merger Agreement or the Equity Commitment Letter (as defined below), other than as expressly set forth herein or in the Equity Commitment Letter. All payments hereunder shall be made in lawful money of the United States, in immediately available funds by wire transfer to an account or accounts designated in writing by the Guaranteed Party. Each Guarantor promises and undertakes to make all payments hereunder (to the extent due in accordance with the terms hereof) free and clear of any deduction, offset, defense, claim or counterclaim of any kind (other than any such defense, claim or counterclaim that Parent or Merger Sub may have pursuant to the terms of the Merger Agreement (excluding, any insolvency, bankruptcy, reorganization or other similar proceeding (or any consequences or effects thereof) affecting Parent or Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement).

If Parent or Merger Sub fails to discharge any portion of the Guaranteed Obligations when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of such payment obligations or operated as a discharge thereof), upon the Guaranteed Party’s demand, each Guarantor’s liability to the Guaranteed Party hereunder in respect of such Guarantor’s Pro Rata Percentage of the portion of such Guaranteed Obligations (up to such Guarantor’s Pro Rata Percentage of the Cap) shall become immediately due and payable, and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as Parent or Merger Sub has failed to discharge such portion of the Guaranteed Obligations, take any and all actions available hereunder to enforce each Guarantor’s obligation hereunder to collect the Guaranteed Obligations (subject to the Cap) from each Guarantor (subject to such Guarantor’s Pro Rata Percentage of the Cap).

In furtherance of the foregoing, each Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against such Guarantor for such Guarantor’s Pro Rata Percentage of any unsatisfied Guaranteed Obligations (subject to such Guarantor’s Pro Rata Percentage of the Cap), regardless of whether any such action is brought against Parent or Merger Sub or whether Parent or Merger Sub is joined in any such action or actions.

2. Nature of Guarantee. Each Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of, or any consent to departure from, the Merger Agreement that may be agreed to by Parent or Merger Sub in accordance with the terms of the Merger Agreement. Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, insolvency, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect any Guarantor’s obligations hereunder. This Limited Guarantee is a guarantee of payment and performance and not of collection. In the event that any payment hereunder is rescinded or must otherwise be, and is, returned to the Guarantors for any reason whatsoever, each Guarantor shall remain liable hereunder (in accordance with the terms hereof) as if such payment had not been made.

3. Changes in Obligations, Certain Waivers. Each Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of such Guarantor, extend the time of payment of any of the Guaranteed Obligations, and may also enter into any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting each Guarantor’s obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee. Subject to termination of this Limited Guarantee as provided herein, each Guarantor agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by, and each Guarantor irrevocably waives any defense (except to the extent Parent or Merger Sub have such defense under the Merger Agreement or to the extent the Guaranteed Party has breached the terms of this Limited Guarantee, but excluding defenses arising from bankruptcy or insolvency of Parent and other defenses waived in this Limited Guarantee) based upon or arising out of: (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or such Guarantor; (b) any change in the time, place or manner of payment of any of the Guaranteed Obligations, or any waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations; (c) any change in the legal existence, structure or ownership of Parent or Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement (including any other Guarantor); (d) any insolvency, bankruptcy, reorganization or other similar proceeding (or any consequences or effects thereof) instituted by or against Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations; (e) the adequacy or potential adequacy of any alternative means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations; (f) the existence of any claim, set-off or other right which such Guarantor may have at any time against Parent, Merger Sub or any of their respective Affiliates (or the existence of any claim, set-off or other right that Parent, Merger Sub or any of their respective Affiliates may have at any time against any Guarantor), whether in connection with such Guarantor’s Obligation or otherwise; (g) the addition, substitution or release of any entity or other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement (including any other Guarantor) or (h) any discharge of a Guarantor as a matter of applicable Law or equity (other than a discharge of a Guarantor with respect to the Guaranteed Obligations as a result of indefeasible payment in full of the Guaranteed Obligations in accordance with their terms or as a result of defenses to the payment of the Guaranteed Obligations that would be available to Parent or Merger Sub under the Merger Agreement or as a result of a breach by the Guaranteed Party of this Limited Guarantee, but excluding defenses arising from bankruptcy or insolvency of Parent and other defenses waived in this Limited Guarantee). To the fullest extent permitted by applicable Law, each Guarantor waives (i) promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Guaranteed Obligations; (ii) presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred and all other notices of any kind (other than notices required to be delivered to Parent or Merger Sub by the Guaranteed Party pursuant to the Merger Agreement); (iii) all defenses which may be available by virtue of any stay, moratorium or other similar Law now or hereafter in effect; or (iv) any right to require the marshaling of assets of Parent or any other Person now or hereafter liable with respect to the Guaranteed Obligations. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

Each Guarantor hereby unconditionally and irrevocably waives any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under or in respect of this Limited Guarantee, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and such Guarantor shall not exercise any such rights in each case unless and until the Guaranteed Obligations (subject to such Guarantor’s Pro Rata Percentage of the Cap) shall have been indefeasibly paid in full. If any amount shall be paid to such Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full of such Guarantor’s Pro Rata Percentage of the Guaranteed Obligations (subject to such Guarantor’s Pro Rata Percentage of the Cap), such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of such Guarantor and shall forthwith be promptly paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to payment of such Guarantor’s Pro Rata Percentage of the Guaranteed Obligations until they are paid in full (subject to such Guarantor’s Pro Rata Percentage of the Cap).

Notwithstanding anything to the contrary contained in this Limited Guarantee or otherwise, the Guaranteed Party hereby agrees that, in addition to any defenses of each Guarantor on the basis of a breach of this Limited Guarantee, each Guarantor shall have all defenses to the payment of its obligations under this Limited Guarantee (which in any event shall be subject to such Guarantor’s Pro Rata Percentage of the Cap) that would be available to Parent, Merger Sub or any assignee in respect of the Merger Agreement with respect to the Guaranteed Obligations.

4. Representations and Warranties. Each Guarantor hereby represents and warrants that:

(a) it is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

(b) it has all requisite power and authority to execute, deliver and perform this Limited Guarantee and the execution, delivery and performance of this Limited Guarantee has been duly and validly authorized and approved by all necessary action and do not contravene any provision of such Guarantor’s organizational documents or any Law, decree, order, judgment or contractual restriction binding on such Guarantor or its assets;

(c) all consents, approvals, permits or authorizations of, and all filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee by such Guarantor;

(d) assuming due execution and delivery of the Merger Agreement by the Company and of this Limited Guarantee by the Guaranteed Party, this Limited Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to: (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at Law); and

(e) such Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and it has uncalled capital commitments or otherwise has available unrestricted funds necessary for such Guarantor to fulfill all of its obligations under this Limited Guarantee and such uncalled capital commitments or unrestricted funds shall be available to such Guarantor for so long as this Limited Guarantee remains in effect in accordance with Section 7 hereof.

The Guaranteed Party hereby represents and warrants to the Guarantors that:

(a) it has all requisite power and authority to execute, deliver and perform this Limited Guarantee and the execution, delivery and performance of this Limited Guarantee has been duly and validly authorized and approved by all necessary action and do not contravene any provision of the Guaranteed Party’s organizational documents or any Law, decree, order, judgment or contractual restriction applicable to or binding on the Guaranteed Party or its assets;

(b) all consents, approvals or authorizations of, and all filings with and notifications, to any Governmental Authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guaranteed Party have been obtained or made and all conditions thereof have been duly complied with by the Guaranteed Party, and no other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee by the Guaranteed Party; and

(c) assuming due execution and delivery of the Merger Agreement by all parties thereto (other than the Guaranteed Party and any of its Affiliates party thereto) and of this Limited Guarantee by the Guarantors, this Limited Guarantee constitutes a legal, valid and binding obligation of the Guaranteed Party enforceable against the Guaranteed Party in accordance with its terms, subject to: (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at Law).

5. No Assignment. Neither the Guarantors nor the Guaranteed Party may assign, transfer or delegate its rights, interests or obligations under or in connection with this Limited Guarantee, in whole or in part, to any other Person without the prior written consent of the Guaranteed Party (in the case of an assignment, transfer or delegation by any Guarantor) or the Guarantors (in the case of an assignment, transfer or delegation by the Guaranteed Party) and any purported assignment, transfer or delegation without such consent shall be null and void ab initio; provided, however, that each Guarantor may assign, transfer or delegate all or part of its rights, interests and obligations hereunder without the prior written consent of the Guaranteed Party to any other Person to which it has allocated all or a portion of its commitment under the Equity Commitment Letter in accordance with Section 1 of the Equity Commitment Letter; provided, further, that no such assignment, transfer or delegation shall relieve such Guarantor of its obligations hereunder as a primary obligor.

6. Notices. Any notice, request, instruction or other communication to be given hereunder by any party hereto to the other shall be in writing and delivered personally or sent by email or by overnight courier, delivery fees prepaid or by pdf delivered via email:

if to the Guarantors:

Bain Capital Fund XIII, L.P.

Bain Capital Fund (Lux) XIII, SCSp

c/o Bain Capital Private Equity, LP

200 Clarendon Street

Boston, MA 02116

Attn.: David Humphrey; Max de Groen Bryan Curran

Email: **********; **********; **********

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attn.: William Shields; Charles Boer; David Hutchins; Jessica Cooney;

Thomas Holden; Thomas Fraser

Email: **********; **********; **********; **********;

**********; **********

and if to the Guaranteed Party, as provided in the Merger Agreement (or, in each case, to such other Persons or addresses as may be designated in writing by the party hereto to receive such notice as provided above). Any notice, request, instruction or other communication delivered or required to be delivered or permitted to be provided hereunder shall be deemed given to the receiving party (a) upon actual receipt, if delivered personally, (b) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, delivery fees prepaid, or (c) when sent by email (unless the sender receives a delivery failure notification, indicating that the email has not been delivered to the recipient).

7. Continuing Guarantee. Unless terminated pursuant to this Section 7, this Limited Guarantee may not be revoked or terminated and shall remain in full force and effect as to a given Guarantor until such Guarantor’s Pro Rata Percentage of the Guaranteed Obligations have been indefeasibly paid in full (subject to such Guarantor’s Pro Rata Percentage of the Cap). Notwithstanding the foregoing, or anything express or implied in this Limited Guarantee or otherwise, this Limited Guarantee shall terminate and no Guarantor shall have any further obligations under or in connection with this Limited Guarantee as of the earliest to occur of (a) the consummation of the Closing, (b) any valid termination of the Merger Agreement pursuant to Section 8.1(a) thereof or in circumstances where the Parent Termination Fee is not payable pursuant to the terms of Section 8.3(c) of the Merger Agreement, (c) the satisfaction of the Guarantor’s obligations in respect of the Guaranteed Obligations (subject to the Cap) and (d) first (1st) anniversary of the date hereof (unless, in the case of clause (b) above and this clause (d), the Guaranteed Party shall have commenced litigation against any Guarantor under and pursuant to this Limited Guarantee prior to such termination, in which case this Limited Guarantee shall terminate upon the final, non-appealable resolution of such action and satisfaction by such Guarantor of any obligations finally determined by a court of competent jurisdiction or agreed in writing between the Guaranteed Party and such Guarantor, in each case to be owed by such Guarantor, consistent with the terms hereof). Notwithstanding the foregoing, or anything express or implied in this Limited Guarantee or otherwise, in the event that the Guaranteed Party or any other Company Related Party (as defined in the Equity Commitment Letter), asserts in any litigation or other proceeding in connection with this Limited Guarantee, the Merger Agreement, the equity commitment letter by and between the Guarantors and Parent, dated as of the date hereof

(the “Equity Commitment Letter”), or any of the transactions contemplated hereby or thereby, any of the following: (i) that the provisions of Section 1 hereof limiting the Guarantors’ aggregate liability to the Cap or the provisions of this Section 7 or Section 8 hereof are illegal, invalid or unenforceable in whole or in part, (ii) that any Guarantor is liable in the aggregate in respect of the Guaranteed Obligations in excess of, or to a greater extent than, such Guarantor’s Pro Rata Percentage of the Cap, or (iii) any theory of liability (whether at law or in equity whether sounding in contract, tort, statute or otherwise) against any Non-Recourse Party (as defined in Section 8 hereof) with respect to this Limited Guarantee, the Equity Commitment Letter, the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guarantee, the Equity Commitment Letter, the Merger Agreement or any of the transactions contemplated hereby or thereby, in each case, other than Retained Claims (as defined in Section 8 hereof) asserted by the Guaranteed Party against the Non-Recourse Party(ies) against which such Retained Claims may be asserted pursuant to Section 8 hereof, then: (x) the obligations of each Guarantor under or in connection with this Limited Guarantee shall terminate ab initio and be null and void; (y) if any Guarantor has previously made any payments to the Guaranteed Party under or in connection with this Limited Guarantee, such Guarantor shall be entitled to recover and retain such payments; and (z) neither the Guarantors nor any other Non-Recourse Parties shall have any liability whatsoever (whether at Law or in equity, whether sounding in contract, tort, statute or otherwise) to the Guaranteed Party or any other Person in any way under, relating to or in connection with this Limited Guarantee, the Transaction Agreements (as defined below) or the transactions contemplated hereby or thereby.

8. No Recourse. The Guaranteed Party acknowledges the separate legal entity existence of Parent and Merger Sub apart from each of the Guarantors. The Guaranteed Party acknowledges and agrees that the sole assets of Parent and Merger Sub are cash in a de minimis amount and their rights under the Merger Agreement and the Equity Commitment Letter and that no additional funds are expected to be contributed to Parent or Merger Sub unless and until the Closing occurs pursuant to the Merger Agreement. Notwithstanding anything that may be expressed or implied in this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, the Confidentiality Agreement or in any other agreement, certificate or instrument delivered under any of the foregoing or contemplated by any of the foregoing (collectively, the “Transaction Agreements”) or statement made, information provided or action taken in connection with, or that otherwise in any manner relates to, the transactions contemplated by any of the Transaction Agreements or the negotiation, execution, performance or breach of any Transaction Agreement (this Limited Guarantee, the other Transaction Agreements and such statements, information, actions, transactions, negotiations, executions, performances, breaches and other matters, collectively, “Transaction-Related Matters”), and notwithstanding any equitable, common law or statutory right or claim that may be available to the Guaranteed Party or any of its Affiliates, and notwithstanding the fact that such Guarantor may be a partnership, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, acknowledges and agrees, on behalf of itself, its Affiliates and the other Company Related Parties, that:

(a) no Non-Recourse Party (as defined below) has or shall have any obligations (whether of an equitable, contractual, tort, statutory or other nature) under, in connection with or in any manner related to any Transaction-Related Matter, other than with respect to (i) Parent’s and Merger Sub’s obligation to make a cash payment to the Guaranteed Party under and pursuant to the terms of Section 8.3(c), Section 6.6(f) and Section 6.6(g) (with respect to any

Reimbursement Obligations that may be due pursuant to Section 6.6(f) or Section 6.6(g)) and Section 8.3(f) of the Merger Agreement and, without duplication, each Guarantor’s obligation to guarantee such payment pursuant to the terms of this Limited Guarantee (subject to such Guarantor’s Pro Rata Percentage of the Cap) and to otherwise comply with the terms of this Limited Guarantee, (ii) without duplication of the obligations referenced in clause (i) above, the other obligations of Parent and/or Merger Sub to perform their obligations under the Merger Agreement, on the terms and subject to the conditions thereof, including any limitations of remedies under the Merger Agreement, (iii) each Guarantor’s obligation to Parent to specifically perform its agreement to make an equity contribution to Parent pursuant to the Equity Commitment Letter on the terms and subject to the conditions thereof, and (iv) certain Non-Recourse Parties’ obligations under, and pursuant to the terms of, the Confidentiality Agreement (the specific claims described in the foregoing clauses (i) through (iv), in each case against the Person or Persons specified in any such clause being referred to herein, collectively, as the “Retained Claims”);

(b) no recourse (whether under an equitable, contractual, tort, statutory or other claim or theory) under, in connection with or in any manner related to any Transaction-Related Matter shall be sought or brought against (and, without limiting the generality of the foregoing, no liability shall attach to) any Non-Recourse Party, whether through Parent, Merger Sub or any other Person interested in the transactions contemplated by any Transaction Agreement or otherwise, whether by or through theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or any other attempt to avoid or disregard the entity form of any Non-Recourse Party, by or through a claim by or on behalf of the Guaranteed Party or any of its Affiliates, any other Company Related Parties, Parent, Merger Sub or any other Person, against any Non-Recourse Party, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise, except, in each case, for Retained Claims; and

(c) none of the Guaranteed Party, any of its Affiliates nor any other Company Related Parties has relied on any statement, representation or warranty or assurance made by, or any action taken by, any Person in connection with or in any manner related to a Transaction-Related Matter, other than those made by (i) each Guarantor in this Limited Guarantee and/or any Guarantor in its Equity Commitment Letter and (ii) Parent and Merger Sub in the Transaction Agreements.

The Retained Claims shall be the sole and exclusive remedy (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) of the Guaranteed Party and all of its Affiliates, the other Company Related Parties and any Person purporting to claim by or through any of them or for the benefit of any of them against any or all of the Non-Recourse Parties, in respect of any claims, liabilities or obligations arising in any way under, in connection with or in any manner related to any Transaction-Related Matter. To the fullest extent permitted by applicable Law, the Guaranteed Party, on behalf of itself and its Affiliates and the other Company Related Parties, hereby releases, remises and forever discharges all claims (other than Retained Claims) that the Guaranteed Party or any of its Affiliates or the other Company Related Parties has had, now has or might in the future have against any Non-Recourse Party arising in any way under, in connection with or in any manner related to any Transaction-Related Matter. The Guaranteed Party hereby covenants and agrees that, other than with respect to the Retained Claims, it shall not, and shall cause its Affiliates and the other Company Related Parties not to, institute any proceeding or bring any claim in any way under, in connection with or in any manner related to any

Transaction-Related Matter (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) against any Non-Recourse Party. Other than the Non-Recourse Parties, no Person other than the Guarantors and the Guaranteed Party shall have any rights or remedies under, in connection with or in any manner related to this Limited Guarantee or the transactions contemplated hereby.

As used herein, the term “Non-Recourse Parties” means each Guarantor and any and all former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interests, controlling persons, incorporators, directors, officers, employees, co-investors, agents, attorneys, members, managers, management companies, portfolio companies, general or limited partners, stockholders, representatives, assignees or Affiliates of each Guarantor (including Parent and Merger Sub) and any and all former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interests, controlling persons, incorporators, directors, officers, employees, co-investors, agents, attorneys, members, managers, management companies, portfolio companies, general or limited partners, stockholders, representatives, assignees or Affiliates of any of the foregoing, and any and all former, current or future direct or indirect heirs, executors, administrators, trustees, representatives, successors, assigns or agents of any of the foregoing, and the Debt Financing Sources and any other providers of the Debt Financing and any provider of the equity financing pursuant to the Equity Commitment Letter.

For the avoidance of doubt, nothing herein is intended or shall be construed to affect the rights of Parent, Merger Sub or the Guarantors against any Debt Financing Source or any other providers of the Debt Financing or equity financing pursuant to the Equity Commitment Letter, or any rights of Parent, Merger Sub or the Guarantors against any Persons that become or have committed to become holders of equity interests in Parent, Merger Sub or their respective Affiliates, with respect to such arrangements, or the liability of any such parties to the Guarantors, Parent or Merger Sub with respect to such matters.

9. Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.

(a) This Limited Guarantee and all actions, proceedings, causes of action, claims or counterclaims (whether based on contract, tort, statute or otherwise) based upon, arising out of or relating to this Limited Guarantee or the actions of the Guarantors or the Guaranteed Party in the negotiation, administration, performance and enforcement thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Limited Guarantee or as an inducement to enter into this Limited Guarantee), shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws, including any statutes of limitations, of any jurisdiction other than the State of Delaware.

(b) Each of the parties to this Limited Guarantee (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger or this Limited Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with Section 6 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9 will affect the right of any party hereto to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Limited Guarantee or the transactions contemplated hereby; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Limited Guarantee or the transactions contemplated hereby shall be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it shall not bring any Legal Proceeding relating to this Limited Guarantee or the transactions contemplated hereby in any court other than the Chosen Courts. Each of the parties to this Limited Guarantee agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS LIMITED GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.

10. Counterparts. This Limited Guarantee shall not be effective until it has been executed and delivered by all parties hereto. This Limited Guarantee may be executed by electronic transmission in .pdf format (including via DocuSign) and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11. Third Party Beneficiaries. This Limited Guarantee shall be binding upon, inure solely to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guarantee is intended to, or shall, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein; except that as a material aspect of this Limited Guarantee the parties intend that all Non-Recourse Parties other than the Guarantors shall be, and such Non-Recourse Parties are, intended third party beneficiaries of this Limited Guarantee who may rely on and enforce the provisions of this Limited Guarantee that bar the liability, or otherwise protect the interests, of such Non-Recourse Parties.

12. Confidentiality. This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the transactions contemplated by the Merger Agreement. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement and other Transaction Agreements), except with the prior written consent of the Guarantors; provided, that no such written consent is required for any disclosure of the existence or content of this Limited Guarantee by the Guaranteed Party: (a) to its Affiliates and its advisors and representatives that reasonably need to know such information (provided, that any such Affiliate, advisor or representative is advised of the confidential nature of such information and agrees to keep such information confidential); (b) to the extent required by applicable Law (provided, that to the extent permissible by applicable Law, the disclosing party shall use its commercially reasonable efforts to give the non-disclosing parties prior notice of such disclosure and, upon any such other party’s request, use commercially reasonable efforts to obtain confidential treatment for the existence and terms of this letter); or (c) to the extent required in connection with the enforcement of rights under this Limited Guarantee, the Equity Commitment Letter or the Merger Agreement. Notwithstanding the foregoing, this Limited Guarantee may be provided to investment funds managed or controlled by Affiliates of Bain Capital Private Equity, LP, and the existence of this Limited Guarantee may be disclosed by them to (x) their respective Affiliates and representatives who are subject to confidentiality obligations and (y) to the extent required by applicable Law.

13. Miscellaneous.

(a) This Limited Guarantee (together with the Equity Commitment Letter, the Merger Agreement and the Confidentiality Agreement) constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among the Guarantors or any of their Affiliates, on the one hand, and the Guaranteed Party, or any of its Affiliates, on the other hand with respect to the subject matter hereof. No amendment, supplementation, modification or waiver of this Limited Guarantee or any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantors in writing.

(b) Any term or provision of this Limited Guarantee that is invalid or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitation of the aggregate amount payable by the Guarantors under Section 1 hereof regarding the Cap and the amount payable by each Guarantor hereunder to such Guarantor’s Pro Rata Percentage of the Guaranteed Obligations (subject to such Guarantor’s Pro Rata Percentage of the Cap), in each case provided in Section 1 hereof, and to the provisions of Sections 7 and 8 hereof. Each party hereto covenants and agrees that it shall not assert, and shall cause its respective Affiliates and representatives not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable in accordance with its terms. Each of the Guarantors covenants and agrees that it shall not assert, and shall cause its Affiliates and representatives not to assert, that this Limited Guarantee, any part hereof or the payment obligations pursuant to the terms, and subject to the limitations, herein, in and of itself, diminishes or otherwise impairs any Guaranteed Party’s rights to its specific performance pursuant to, and subject to the conditions of, Section 9.9(b) of the Merger Agreement.

(c) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.

(d) All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

14. Pro Rata Percentage. Each party hereto acknowledges and agrees that (a) this Limited Guarantee is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Limited Guarantee nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise, (b) the obligations of each of the Guarantors under this Limited Guarantee are solely contractual in nature and (c) the determination of each Guarantor was independent of each other. Notwithstanding anything to the contrary contained in this Limited Guarantee, the liability of each Guarantor hereunder shall be several, not joint or joint and several, based upon its respective Pro Rata Percentage, and no Guarantor shall be liable for any amounts hereunder in excess of its Pro Rata Percentage of the Guaranteed Obligations (subject to the Cap). The “Pro Rata Percentage” of each Guarantor is as set forth below:

Bain Capital Fund XIII, L.P.	87.069%
Bain Capital Fund (Lux) XIII, SCSp	12.931%

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IN WITNESS WHEREOF, each Guarantor and the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

BAIN CAPITAL FUND XIII, L.P.

By: Bain Capital XIII General Partner, LLC
Its: General Partner

By: Bain Capital Investors, LLC
Its: Manager

By:	/s/ Max de Groen
Name:	Max de Groen
Title:	Authorized Signatory

BAIN CAPITAL FUND (LUX) XIII, SCSP

By: Bain Capital Fund XIII (Lux) General
Partner, S.à.r.l.
Its: General Partner

By:	/s/ Alexis Hennebaut
Name:	Alexis Hennebaut
Title:	Manager

By:	/s/ Sean Kelly
Name:	Sean Kelly
Title:	Manager

[Signature Page to Limited Guarantee]

POWERSCHOOL HOLDINGS, INC.

By:	/s/ Hardeep Gulati
Name:	Hardeep Gulati
Title:	Chief Executive Officer

[Signature Page to Limited Guarantee]